Exhibit 10.5

Execution Version

Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

DISTRIBUTION AGREEMENT

BETWEEN

NEC XON SYSTEMS PROPRIETARY LIMITED

(hereinafter called “NEC XON” or “Distributor”)

Registration Number:

1998/004786/07

and

AVIAT NETWORKS (S) PTE.LTD

(hereinafter after called “Supplier”)

Registration Number:

199901592C

Contract Number: XSY_4436_2023

Distributor Agreement

Table of Contents		Page
1	Definitions	3

2	Interpretation	6

3	Appointment of NEC XON	7

4	Orders	8

5	Delivery of Products or Services and Scope Specific Agreement	9

6	Acceptance and Rejection of Product Deliveries	10

7	Changes to Products	11

8	Price	11

9	Payment of Prices	11

10	Taxes.	12

11	Services to be provided by Supplier	12

12	Support Services Charges	13

13	Term	13

14	Marketing Development Funds / Sales Development Funds	13

15	Representations	13

16	Limited Warranties	14

17	Intellectual Property	15

18	Supplier Responsibilities	16

19	NEC XON Responsibilities	16

20	License Grants	17

21	Compliance with Laws	17

22	Data Protection	18

23	Compliance With Code of Conduct:	18

24	Confidentiality Obligations	18

25	Publicity	19

26	Force Majeure	19

27	Non-Solicitation	20

28	Termination	20

29	Effect of Termination	20

30	Indemnification	21

31	Limitation on Liability	22

32	Anti-Corruption Obligation	23

33	General Provisions	23

SIGNATORIES IN EXECUTION		27

Distributor Agreement

This Distribution Agreement (hereinafter referred to as the “Agreement”) is made on the date as defined on Annexure A (the “Effective Date”) between NEC XON HOLDINGS PROPRIETARY LIMITED, a private company with registration number stated on the cover page and its principal place of business at Old Mint Park, 1 Mints Street, Louwlardia, 0157 (hereinafter referred to as “NEC XON” or “Distributor”) and Aviat Networks (S) Pte.Ltd , a limited liability corporation with its principal place of business at 51, Changi Business Park Central 2 #08-03The Signature Singapore 486066 (hereinafter referred to as the “Supplier”).

WHEREAS:

(A)	The Supplier supplies wireless network products.

(B)	NEC XON is a renowned systems integrator providing custom ICT technology solutions and services in the Territory.

(C)

The Supplier wishes to authorize and appoint NEC XON, and NEC XON wishes to accept the authorization and appointment as the Supplier’s distributor on an exclusive basis (as set out in clause 3 hereof), to market, distribute, sell, or incorporate for distribution, the Products listed in Annexure A , within the Territory in each case on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1	Definitions

In this Agreement:

“Business” means the wireless backhaul business.

“Business Day” means a day other than a Saturday, a Sunday, or any public holiday in the Republic of South Africa.

“Confidential Information” means all non-public, confidential or proprietary information disclosed by one Party to the other Party, in any tangible or intangible form, such as but not limited to written, oral, visual, audio, those produced by electronic media, or through any other means, that is designated as confidential or that by its nature or circumstances surrounding its disclosure, should be reasonably considered as confidential, including but not limited to products or planned products, processes and/or procedures, technological achievements and interests, customers and potential customers, business prospects, financial statements and information, financial situation and corporate plans, internal activities, future plans of the disclosing party, and other information deemed proprietary or confidential by the disclosing party or any other matter in which the disclosing party may have any interest whatsoever, which may include, without limitation, trade secrets, engineering designs, architecture and other technical data, as well as business plans, financial data. For the avoidance of doubt, for the purposed of this Agreement, all information disclosed by a Party to the other Party shall be treated as Confidential Information

“Defect” means Hardware failures that constitutes operational defects as per the customer requirements and technical data sheets from the supplier. Software and firmware bugs, known or unknown at the time of sale of the hardware or software, as per the customer requirements and technical data sheets from the supplier;

“Delivery Date” means the date at which the risk of loss or damage to the Products transfers to NEC, in accordance with the risk transfer rules of the applicable Incoterm.

Distributor Agreement

“Effective Date” is defined in the introduction to this Agreement.

“Encumbrances” means any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, easements, rights-of-way, title defects, options, adverse claims, or encumbrances of any kind.

“Enhancement” means the addition of additional peripheral fans for improved cooling performance; or addition of a UPS (uninterruptible power supply) for power backup; or the mining of data from the Hardware or existing EMS to produce management reports;

“End Customer” means the final customer in the Territory that purchases the Products and/or Services listed in Annexure A from NEC XON for its own internal use and not for resale.

“FOSS” means Free and Open-Source Software.

“Governmental Authority” means

(a) any national, regional, local, or foreign government, and any political subdivision of any of them,

(b) any agency or instrumentality of any such government or political subdivision,

(c) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that its rules, regulations or orders have the force of law), and

(d) any arbitrator, court or tribunal of competent jurisdiction.

“Initial Term” is defined in clause 13.1.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world:

(a) trademarks and service marks, including all applications and registrations, and the goodwill connected with the use of and symbolized by the foregoing,

(b) copyrights, including all applications and registrations related to the foregoing,

(c) trade secrets and confidential know-how,

(d) patents and patent applications,

(e) websites and internet domain name registrations, and

(f) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present, and future infringement, and any other rights relating to any of the foregoing).

(g) Should any Enhancement be made by NEC XON to the product, such enhance will remain the intellectual property of NEC XON.

“Inspection Period” is defined in clause 6.1.

“Law” means:

Distributor Agreement

(a) any law (including the common law), statute, bylaw, rule, regulation, order, ordinance, treaty, decree, judgment, and

(b) any official directive, protocol, code, guideline, notice, approval, order, policy, or other requirement of any Governmental Authority having the force of law.

“Legal Proceeding” means any claim, investigation, hearing, legal action, or other legal, administrative, arbitral, or similar proceeding, whether civil or criminal (including any appeal or review of any of the foregoing).

“Parties” means both the Supplier and NEC XON, collectively.

“Party” means either the Supplier or NEC XON, individually.

“Permits” means all material licenses, franchises, permits, certificates, approvals, and authorizations, from Governmental Authorities necessary for the ownership and operation of the Party’s business.

“Person” includes

(a) any corporation, company, limited liability company, partnership, Governmental Authority, joint venture, fund, trust, association, syndicate, organization, or other entity or group of persons, whether incorporated or not, and

(b) any individual.

“Products” means the goods listed in Annexure A, attached to this Agreement.

“Purchase Order” is defined in clause 4.1.

“Renewal Term” is defined in clause 13.2.

“Scope Specific Agreement” means the separate agreement entered into by the Supplier and NEC XON in respect of the scope of Services to be rendered by the Supplier on behalf of NEC XON to the End Customer.

“Services” means the services listed in Annexure A, attached to this Agreement.

“Support Service Charges” means the charges to be paid for the Support Services under clause 12.

“Support Services” means the support services listed in Annexure B, attached to this Agreement.

“Taxes” includes all taxes, assessments, charges, duties, fees, levies, and other charges of a Governmental Authority, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which a Party may have any liability imposed by any Governmental Authority, whether disputed or not, any related charges, interest or penalties imposed by any Governmental Authority, and any liability for any other person as a transferee or successor by Law, contract or otherwise.

“Territory” means Sub-Saharan Africa.

Distributor Agreement

“USD” means the United States dollar.

2	Interpretation

2.1	References to Specific Terms

2.1.1

Accounting Principles. Unless otherwise specified, where the character or amount of any asset or liability, item of revenue, or expense is required to be determined, or any consolidation or other accounting computation is required to be made, that determination or calculation will be made in accordance with the International Financial Reporting Standards defined by the professional accounting industry in effect in the Republic of South Africa (“IFRS”).

2.1.2	Currency. Unless otherwise specified, all dollar amounts expressed in this Agreement refer to United States Dollars.

2.1.3	“Including”. Where this Agreement uses the word “including,” it means “including without limitation” and where it uses the word “includes,” it means “includes without limitation.”

2.1.4

“Knowledge”. Where any representation, warranty, or other statement in this Agreement, or in any other document entered into or delivered under this Agreement, is expressed by a Party to be “to its knowledge” or is otherwise expressed to be limited in scope to facts or matters known to the Party or of which the Party is aware, it means:

2.1.4.1	the then-current, actual knowledge of the directors and officers of that Party, and

2.1.4.2

the knowledge that would or should have come to the attention of any of them had they investigated the facts related to that statement and made reasonable inquiries of other individuals reasonably likely to have knowledge of facts related to that statement.

2.1.5

Statutes, etc. Unless specified otherwise, any reference in this Agreement to a statute includes the rules, regulations, and policies made under that statute and any provision that amends, supplements, supersedes, or replaces that statute or those rules or policies.

2.2	Number and Gender. Unless the context requires otherwise, words importing the singular number include the plural and vice versa; words importing gender include all genders.

2.3	Headings. The headings used in this Agreement and its division into sections, schedules, exhibits, appendices, and other subdivisions do not affect its interpretation.

2.4	Internal References. References in this Agreement to sections and other subdivisions are to those parts of this Agreement.

2.5

Calculation of Time. In this Agreement, a period of days begins on the first day after the event that began the period and ends at 5:00 p.m. Central African Time on the last day of the period. If any period of time is to expire, or any action or event is to occur, on a day that is not a Business Day, the period expires, or the action or event is considered to occur, at 5:00 p.m. Central African Time on the next Business Day.

Distributor Agreement

2.6

Construction of Terms. The Parties have each participated in settling the terms of this Agreement. Any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

2.7

Conflict of Terms. If there is any inconsistency between the terms of this Agreement and those in any schedule to this Agreement or in any document entered into under this Agreement, the terms of this Agreement will prevail. The Parties shall take all necessary steps to conform the inconsistent terms to the terms of this Agreement.

2.8	Binding Effect. This Agreement will benefit and bind the Parties and their respective heirs, successors, and permitted assigns.

3	Appointment of NEC XON

3.1

NEC XON shall, for the Initial Term or Renewal Term (as applicable), be the Supplier’s distributor on an exclusive basis of the Products for the designated customers as listed in Annex C excluding the MTN Group (and its subsidiaries) within the Territory subject to the foregoing. For the avoidance of doubt the exclusivity granted to NEC XON is based on customers listed in Annex C excluding MTN and not the territory. For the purpose of clarity Supplier shall supply the Products and associated Services directly to the MTN Group (and its subsidiaries). With effect from the end of the 9th (ninth) calendar month after signature of this Agreement, the Airtel Group (and its subsidiaries) shall be removed from the exclusivity granted in this clause 3.1. For the avoidance of doubt, the MTN Group shall be excluded from the exclusivity and the Airtel Group shall also become excluded from the exclusivity after a period of 9 (nine) calendar months from the effective date of this Agreement. The 9 (nine) calendar month period is carved out to allow NEC XON to realise the pipeline set out in Annexure C.

3.2

Supplier appoints NEC XON to act as its Distributor on an exclusive basis for the designated Customers as listed in Annex C, and NEC XON accepts such appointment and exclusive distributor status. In that capacity, NEC shall purchase for resale or arrange for the sale of the Products listed in Annexure A “List of Products, Services and Discounts” for the designated customers within the Territory in accordance with the terms and conditions set forth in this Agreement. The Supplier will sell to NEC XON, or on Distributor’s order as herein set forth. For the purposes of exclusivity, NEC XON shall enjoy such exclusive distributor status for the designated Customers during the term of this Agreement and Supplier shall not appoint any other distributor related to the subject matter hereof provided that NEC XON complies with clause 3.4 herein. It is further agreed between the Parties that any territorial exclusivity in respect of the Products, is subject to any previously agreed upon distribution agreements entered by NEC Corporation or any of NEC Corporation’s affiliates prior to the Closing of the Asset Purchase Transaction between NEC Corporation and Aviat Networks Inc.

3.3	In addition, such exclusivity is granted by Aviat to NEC subject to the following conditions:

3.3.1

NEC shall endeavour to the best of its reasonable abilities to maintain its Broad Based Black Economic Empowerment (“BBBEE”) Credentials to at least level 3 contributor during the term of this Agreement. NEC XON shall submit its BBBEE certificate to Supplier on an annual basis to indicate its compliance with this clause. If NEC XON’s BBBEE certificate does not meet the BBBEE compliance credentials stated in this clause, the Parties shall agree on a plan of action for improvement of NEC XON’s BBBEE Compliance. Should NEC XON’s BBBEE compliance credentials not improve by the agreed next review, such non-compliance shall be regarded as a ground for the removal of the exclusivity and Supplier shall remove the exclusivity granted to NEC XON via an addendum to this Agreement signed by both Parties.

Distributor Agreement

3.3.2

Should NEC XON have to submit a bid in response to a Request for Proposal issued by one of the customers in the territory it shall always submit and position Pasolink’s products as the primary product offered for Microwave Solution unless Supplier acknowledges in writing that it cannot provide a solution to the requirement and do not have the Pasolink products required by the designated customers.

3.3.3

In the event NEC XON is awarded a Project by the designated customers listed which includes the supply of PASOLINK it shall always sub-contract the PASOLINK supply portion from Supplier subject to the conclusion of the relevant Sub-Contracting Agreement.

3.3.4

NEC XON and Supplier shall conclude separately a Teaming Agreement for their cooperation and collaboration in responding to the above-mentioned customers RFPs which will govern their contractual relationship.

3.4

Reseller commits on an annual basis to a minimum purchase of PASOLINK Products of a value of USD 2,000,000.00 by its customers with a quarterly review period measuring the trailing quarters. Failure to meet the 4 quarters threshold within the year and not remedying such failure within one quarter will result in the exclusivity being removed.

3.5	For the Initial Term or Renewal Term (as applicable), the Supplier agrees to supply NEC XON with Products and Services on a continuous basis in line with NEC XON’ Purchase Orders.

3.6

NEC XON shall act as an independent contractor, purchasing the Products from the Supplier and reselling them in its own name, on its own behalf and on its own account. NEC XON shall have no authority to enter into any contract or commitment in the name of or for the account of the Supplier or to bind the Supplier in any manner whatsoever.

3.7	The Parties may revise the list of Products and Services at any time during the Initial Term or Renewal Term (as applicable) by agreement in writing.

3.8

To the extent not specifically covered in this Agreement, sales transactions between the Parties shall be covered by Supplier’s standard Terms and Conditions of Sale in effect at the time of Supplier’s acceptance of a Purchase Order issued by NEC (“Supplier’s Terms”), incorporated by reference in this Agreement, which shall prevail over any terms and conditions included on any purchase order submitted by NEC. In the event of any conflict between this Agreement and Supplier’s Terms, the order of precedence is as follows: (a) this Agreement; (b) Supplier’s Terms.

4	Orders

4.1

Purchase Orders. From time to time, NEC XON shall submit orders for Products to the Supplier in writing and in accordance with the respective quotation provided by the Supplier to Supplier’s address listed in the introduction to this Agreement or as the Supplier otherwise specifies in writing (each, a “Purchase Order”) and include in each Purchase Order:

4.1.1	each Product and/or Service it is ordering, identified by model, part number or service description;

4.1.2	the amount of each Product and/or Service it is ordering;

4.1.3	the unit price of each Product and/or Service it is ordering;

4.1.4	the Incoterm applicable to the Purchase Order;

Distributor Agreement

4.1.5	the location for delivery; and

4.1.6	the delivery date (the “Delivery Date”).

4.2	Accepting, Modifying, and Rejecting Purchase Orders

4.2.1

By Notice. Within 3 (three) Business Days’ of receiving a Purchase Order from NEC XON, the Supplier shall accept, reject, or propose a modification to the Purchase Order by sending NEC XON written notice of its acceptance, rejection, or proposed modification (as applicable).

4.2.2

Modification of Purchase Order. The Supplier may propose a modification to a Purchase Order by including in its notice to NEC XON a modified Purchase Order format for NEC XON to process and re-send to Supplier for acceptance or rejection according to the acceptance and rejection procedure under clause 4.2.1.

4.3

Cancelling Purchase Orders. NEC XON may, at no expense to itself, cancel part or all of a Purchase Order before it is accepted in writing by the Supplier. After the acceptance of a Purchase Order by Supplier in writing, any Order cancellation shall entitle Supplier to charge reasonable cancellation charges based on re-stocking and handling costs incurred up to the full amount of the Purchase Order.

4.4	License Keys

The current License key platform SKSS operates in full transparency to the Supplier and NEC XON in that:

A.

At the beginning of the month NEC XON shall request from Supplier in writing a certain number of licences for its customers. Then Supplier shall make the number of licenses available to NEC XON and a reconciliation shall be done on the 15th of each month between Supplier and NEC XON to determine the licences that have been issued by NEC XON to its end customers.

B.

As an example, NEC XON shall request in writing at the beginning of the month 500 license keys. Then, Supplier shall make available those licences to NEC XON. On the 15th of the month Supplier and NEC XON shall conduct a reconciliation of the licences issued to end customers by NEC XON. Thereafter, a Purchase Order for those issued licences shall be created by NEC XON and sent to the Supplier. The Supplier shall then send an invoice to NEC XON for payment of the issued licenses. NEC XON shall pay the Supplier’s invoice according to the agreed terms of payment.

5	Delivery of Products or Services and Scope Specific Agreement

5.1	Delivery. The Supplier shall, in accordance with the Incoterm, deliver each order of Products or Services to NEC XON:

5.1.1	on the Delivery Date and to the location specified in the applicable Purchase Order; and

5.1.2	using any delivery method and Incoterm that the Parties shall agree to in writing.

Distributor Agreement

5.2

Risk of Loss Shifts on Delivery. The Supplier will remain liable for any damages, losses, or defects to the Products until the risk of loss or damage to the Products is transferred to NEC in accordance with the Incoterm that is applicable to a Purchase Order, after which NEC XON will assume the risk of loss or damage to the Products.

5.3

Title transfer: The title in the Products (including software media, where applicable) shall transfer from Supplier to NEC XON upon shipment of the Products from the Supplier’s manufacturing facilities.

5.4

Scope Specific Agreement. In the event that NEC XON resells Supplier’s Services, Supplier and NEC may agree, by entering into a Scope Specific Agreement, the terms and conditions under which Supplier shall render the Services to the End Customer directly on behalf of NEC XON in accordance with the Scope Specific Agreement; however the Supplier shall have no direct relationship with the End Customer. NEC XON shall at all times remain liable for payment of the Services provided by Supplier under the Scope Specific Agreement. NEC XON shall enter into a similar back-to-back agreement with the End Customer for the relevant Services, provided always that NEC shall not give any promise, guarantee, condition, or warranty about the Services beyond those given by Supplier in the Scope Specific Agreement or make any representation, pledge any credit, commit to any contract, or incur any liability for or on behalf of Supplier.

6	Acceptance and Rejection of Product Deliveries

6.1

Inspection Period. NEC XON will have 15 (fifteen) Business Days after the Products reach the named place of destination to inspect and test the Products for defects missing items, items shipped in error, items damaged in transit (the “Issues”) and to ensure the order meets the specifications of the applicable Purchase Order (the “Inspection Period”).

6.2

Acceptance. For the Products which satisfy the specifications of the applicable Purchase Order, NEC XON shall accept the Products and notify the Supplier in writing of such acceptance within 2 days after the end of the Inspection Period.

6.3	Deemed Acceptance. NEC XON will be deemed to have accepted Products if

6.3.1	NEC XON fails to notify the Supplier on or before the expiration of the Inspection Period; or

6.3.2

if during the Inspection Period, NEC XON sells and receives payment for, runs, or otherwise uses the Products beyond what is necessary for inspection and testing, and in a way a reasonable Person would consider consistent with NEC XON having accepting the delivery from the Supplier.

6.4	Rejection and Cure. For the Product defects supported by undisputed evidence:

6.4.1	NEC XON shall deliver to the Supplier a written list detailing each Issue and the affected Products;

6.4.2

On NEC XON returning the Products having a defect at Supplier’s cost and in accordance with Supplier’s Return Material Authorization process, the Supplier shall promptly deliver to NEC XON any Products necessary to remedy each defect, at no expense to NEC XON.

Distributor Agreement

7	Changes to Products.

The Supplier may not discontinue, modify, or replace Products or Services that are subject to an accepted and outstanding Purchase Order, unless:

7.1	required by Law;

7.2	the Supplier is able to replace such Products and Services with similar or better products or services that achieve the same purpose and/or outcome;

7.3	the End Customer has agreed to such replacement of the Products and Services; and

7.4	the replacement products are no more expensive that the Products being replaced.

8	Price

8.1

Price. NEC XON shall pay the Supplier’s listed price for each Product or Service as advised by the Supplier less the standard discount offered to NEC XON as set out in Annexure A attached to this Agreement. The Supplier’s price is in U.S. dollars and is exclusive of all sales, use, excise, and other taxes, duties, or charges of any kind imposed by a governmental authority on any amount payable by the Distributor under this Agreement and represent net amounts the Supplier is entitled to receive and shall not be subject to any deductions for any reason whatsoever.

8.2	Resale Prices. NEC XON may determine its own resale prices.

8.3	Changes to Prices

8.3.1	Notice of Upcoming Price Changes. If the Supplier changes its pricing, the Supplier shall give NEC XON at least ninety (90) calendar days’ notice before implementing such changes.

8.3.2	No Effect on Outstanding Purchase Orders. Changes to the Supplier’s prices will not affect any Purchase Orders already submitted prior to the effective date of such price changes.

9	Payment of Prices

9.1

Invoice Delivery. The Supplier shall invoice NEC XON for Product purchases at the time of shipment of the Products from Supplier’s manufacturing facilities. In the case of Services, and unless differently agreed in a Purchase Order for Services, the Supplier shall invoice NEC XON monthly in arrears on completion of the Services or, in the case of Support Services, quarterly in advance provided that such quarterly Support Services invoices are paid with 7 (seven) days of receipt after the commencement of such quarter.

9.2	Invoice Procedure and Requirements. The Supplier shall:

9.2.1	issue each invoice to NEC XON in writing, including:

9.2.1.1	an invoice date and number;

9.2.1.2	the total amount due;

9.2.1.3	the calculation of the total amount; and

Distributor Agreement

9.2.1.4	the details of its nominated bank account; and

9.2.2	send each invoice to the nominated recipient of NEC XON as advised by NEC XON in writing.

9.3

Payment. NEC XON shall pay each invoice within 60 (sixty) calendar days after receiving each invoice to the account whose details are set out in the relevant invoice in accordance with clause 9.2.1.4. If Distributor fails to timely pay any outstanding undisputed amounts, Supplier may, in its sole discretion, and in addition to any other rights and remedies it may have under this Agreement and at law, including the right to suspend any delivery and to terminate any outstanding Purchase Order after 30 days of suspension, charge interest on such unpaid amounts equal to a rate of 1,5% per month or the maximum rate permitted by law, whichever is the lesser, from the date such amounts become due until the date such amounts are received in full.

9.4

If NEC XON disputes any invoice or other request for payment, NEC XON shall immediately notify the Supplier in writing. The Parties shall negotiate in good faith to attempt to resolve the dispute promptly. The Supplier shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment. If the Parties have not resolved the dispute within 30 days of NEC XON giving notice to the Supplier, the dispute shall be resolved in accordance with clause 33.15.

9.5

Unless differently agreed between the Parties in writing, the Supplier shall be responsible for the payment of all invoices due to third party suppliers of the Supplier in connection with the provision of the Support Services.

9.6	NEC XON shall be entitled to require the Supplier to provide all such evidence as may be reasonably necessary to verify the Support Service Charges and any other matters set out in an invoice.

10	Taxes.

10.1	Subject to the Incoterm that applies to the Purchase Order, both NEC XON and the Supplier shall bear and pay any tax that may be imposed on each payment hereunder in their own countries.

10.2	If the payment by NEC XON of any sum due under this Agreement is subject by law to withholding tax, NEC XON shall:

10.2.1	withhold such legislated levied amount from the payment to the Supplier;

10.2.2	account to the relevant tax authority for that withholding tax; and

10.2.3	supply to the Supplier a certificate certifying such payment of withholding tax.

11	Services to be provided by Supplier

11.1	Where NEC issues a Purchase Order for Support Services, the Supplier shall provide the Support Services to NEC XON in accordance with this Agreement.

11.2

Where NEC issues an upfront Purchase Order for Support Services covering the Initial Term and/or one or more Renewal Terms, the Supplier shall provide the Support Services for the duration covered by NEC’s Purchase Order.

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12	Support Services Charges

12.1

In consideration of Supplier providing the Support Services to NEC XON, NEC XON shall pay the Support Service Charges to Supplier. The charges for the Support Services and the basis for their calculation are set out in Annexure B attached to this Agreement.

12.2

The Supplier shall invoice NEC XON at the beginning of each year for the Support Services to be provided to NEC XON during the invoiced year. NEC XON shall pay the Support Service Charges within 30 calendar days of receipt of Supplier’s invoice to the bank account nominated in writing by Supplier.

13	Term

13.1

Initial Term. The initial term of this Agreement will begin on the Effective Date and continue for 36 (thirty-six) months thereafter (the “Initial Term”) with an automatic renewal or extension for an additional 2 years should the performance targets set out herein be met by the Distributor, unless terminated earlier in accordance with the provisions of this Agreement.

13.2

Automatic Renewal. Subject to clause 13.3, at the end of each Initial Term, this Agreement will automatically renew for a renewal term of 12 (twelve) months, unless terminated earlier in accordance with the provisions of this Agreement (“Renewal Term”).

13.3

Election Not to Renew. Either Party may elect not to renew this Agreement, by providing notice of at least 6 (six) calendar months to the other Party before the end of the Initial Term or Renewal Term, as the case may be.

13.4	Save for the termination provisions as set out in clause 28, neither Party may terminate this Agreement prior to the end of the Initial Term or the Renewal Term.

14	Marketing Development Funds / Sales Development Funds

14.1

It is specifically recorded between the Parties that any marketing development funds/sales development funds shall be dependent on the Supplier’s Partner Program Guide which can be made available upon request.

15	Representations

15.1	Mutual Representations

15.1.1	Existence. The Parties are corporations incorporated and existing under the Laws of the jurisdictions of their respective incorporation.

15.1.2	Authority and Capacity. The Parties have the authority and capacity to enter into this Agreement.

15.1.3	Execution and Delivery. The Parties have duly executed and delivered this Agreement.

15.1.4	Enforceability. This Agreement constitutes a legal, valid, and binding obligation, enforceable against the Parties according to its terms.

15.1.5	No Conflicts. Neither Party is under any restriction or obligation that the Party could reasonably expect might affect the Party’s performance of its obligations under this Agreement.

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15.1.6	No Breach. Neither Party’s execution, delivery, or performance of its obligations under this Agreement will breach or result in a default under:

15.1.6.1	its articles, bylaws, or any unanimous shareholders agreement;

15.1.6.2	any Law to which it is subject;

15.1.6.3	any judgment, Order, or decree of any Governmental Authority to which it is subject; or

15.1.6.4	any agreement to which it is a Party or by which it is bound.

15.1.7	Permits, Consents, and Other Authorizations. Each Party holds all Permits and other authorizations necessary to:

15.1.7.1	own, lease, and operate its properties, and

15.1.7.2	conduct its business as it is now carried on.

15.1.8

No Disputes or Proceedings. Each Party confirms, represents and warrants that there are no Legal Proceedings pending, threatened, or foreseeable against itself, which would affect its ability to complete its obligations under this Agreement.

15.1.9	No Bankruptcy. Neither Party has taken or authorized any proceedings related to that Party’s bankruptcy, insolvency, liquidation, dissolution, or winding up.

15.2	Supplier’s Representations

15.2.1	Ownership. The Supplier is the sole owner or rightful licensee of the Products, free of any claims by a third party or any Encumbrance.

15.2.2	Legal Right. The Supplier has the necessary right to transfer or license the Products.

15.2.3	No Infringement. The Supplier’s sale of the Products does not infringe on or constitute a misappropriation of the Intellectual Property or other rights of any third party.

16	Limited Warranties

16.1

Products. All Products are covered by the Supplier’s warranty statements that are provided with the Products or Services, otherwise made available or advised by the Supplier from time to time. The Parties may mutually agree additional warranty terms on a case-by-case basis.

16.2	Third Party Products. Non-Supplier branded products or services receive warranty coverage as provided by the relevant third-party supplier.

16.3

Software Warranty. The Supplier hereby warrants that for the Software Warranty Period, which shall be 90 days from the date of shipment of the Software License by Supplier, that when operated according to the documentation and other instructions the Supplier provides, software will perform substantially according to the functional specifications listed in the documentation.

16.4

Support Services Warranty. The Supplier hereby warrants any repairs performed by Supplier as part of the Product Warranty and/or Support Services purchased by NEC for a period which is the longer of (a) the balance of the initial Product Warranty Period or (b) 6 months from the return shipment date.

Distributor Agreement

16.5

The limited warranties listed in clauses 16.1 to 16.4 apply only to the Distributor and its End Customers. Supplier shall provide the above-mentioned warranties for the most current version of Supplier’s products. Supplier shall have no obligation to provide warranty if a material defect in the Supplier’s product is caused by the malfunction of non-Supplier hardware or Software, by modification of the Supplier’s product not made the Supplier, by use of the Supplier’s products that is not in accordance with the Supplier’s written instructions for the Supplier’s products. Supplier will accept warranty returns only from Distributor and Distributor must arrange all details of such returns with End Customers, eligible under the aforementioned warranties. EXCEPT FOR THE WARRANTIES STATED ABOVE, SUPPLIER DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES ON SUPPLIER’S PRODUCTS FURNISHED HEREUNDER, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

16.5

Compliance with Laws. The Supplier hereby warrants that the Products and Support Services comply with any applicable laws, statutes and regulations relevant to the manufacture, design, packaging, sale and use of the Products or Support Services (as applicable) in connection with this Agreement.

16.6	The following provisions relating to the Products, shall be addressed in accordance with the Supplier’s Global Customer Services Support Guidelines:

16.6.1	Upgrades/Updates.

16.6.2	Return Material Authorisation/RMA.

16.6.3	Support.

16.6.4	Dead on Arrival / Out-of-box Failures.

16.6.5	Service Level Agreement on warranties.

17	Intellectual Property.

17.1

The Supplier hereby grants to NEC XON a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use and distribute the Products solely for use by the End Customers, and in connection with their use of the Products under this Agreement, within the Territory.

17.2	Except for rights expressly granted under this Agreement:

17.2.1	nothing in this Agreement will function to transfer any of either Party’s Intellectual Property rights to the other Party, and

17.2.2	each Party will retain exclusive interest in and ownership of its Intellectual Property developed before this Agreement or developed outside the scope of this Agreement.

Distributor Agreement

17.3

The Supplier indemnifies and holds NEC XON harmless against all losses, damages, liability, costs and expenses (including reasonable professional fees) incurred by NEC XON in connection with any claims, actions or proceedings arising out of or in connection with any actual or alleged infringement by the Products sold or licensed by Supplier to NEC XON and/or by the Support Services provided by Supplier to NEC XON of the Intellectual Property or other rights of a third Party. The preceding indemnification obligation shall not apply (i) to any Products and/or Support Services, or portion thereof, manufactured and/or provided to specifications furnished by NEC XON or on NEC XON’s behalf, or (ii) to any infringement arising out of the use of such Products and/or Support Services in combination with other equipment, software or services not sold or recommended by Supplier, or (iii) to use in a manner not normally intended, or (iv) to any patent, copyright, trademark or trade secret in which NEC XON, or any of NEC XON’s affiliates has a direct or indirect interest, or (v) if NEC XON has not provided Supplier with prompt notice, authority, information and assistance necessary to defend the action, or (vi) to any claim alleging infringement of any intellectual property right or interest in FOSS.

17.4

The Supplier shall retain the right, in its sole discretion, to modify or replace the infringing Products or Services with non-infringing Products or Services and the Supplier shall give NEC XON reasonable advance notice of such action.

17.5	The provisions of this clause 17 shall survive the termination of this Agreement, irrespective of the reasons for termination.

18	Supplier Responsibilities

18.1

Supply of Products and Support Services. The Supplier shall supply the Products and Support Services to NEC XON in accordance with the provisions of this Agreement but no more than 8 (eight) to 12 (twelve) weeks from receipt of Purchase Order.

18.2

Insurance. The Supplier shall put in place and maintain appropriate public liability insurance for in respect of each claim as well as appropriate product liability insurance in respect of each claim for the duration of this Agreement or such longer period, as the case may be. The Supplier shall promptly provide copies of the insurance certificates to NEC XON as NEC XON’s request.

18.3

Licences and permits. The Supplier shall obtain and maintain in force all licences, permissions, authorisations, consents and permits needed to supply the Products and Support Services in accordance with this Agreement.

18.4	Personnel. The Supplier shall employ a sufficient number of competent and qualified personnel to carry out its obligations under this Agreement.

19	NEC XON Responsibilities

19.1	Marketing. Subject to clause 14 hereof, NEC XON shall use reasonable efforts to market, advertise, and otherwise promote and sell the Products in the Territory.

19.2

Employee Training. NEC XON shall ensure that any of its employees who are responsible for the marketing, sales, and technical support services for the Products have proper skill, training, and background to enable them to provide these services in a competent and professional manner.

19.3	Sales Forecast. NEC XON shall provide the Supplier with a non-binding quarterly sales forecast, in a mutually agreed-upon format.

19.4

Markings and Notices. NEC XON will not remove or alter any trademarks, Product identification, notices of any proprietary or copyright restrictions, or other markings or notices that appear on the Products or their packaging.

Distributor Agreement

19.5	No Reverse Engineering. NEC XON will not:

19.5.1

create or attempt to, or aid or permits others to, create by reverse engineering, disassembly, de-compilation, reverse engineering or otherwise, the internal structure, the source code, hardware design, or organization of any Product, unless expressly permitted by Law;

19.5.2	copy, modify, translate, or create derivative works of software included in any Product, unless the Supplier consents in writing; or

19.5.3	separate the Product into component parts for distribution or transfer to a third party.

20	License Grants

20.1

Software License Grant. Supplier hereby grants NEC XON a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use and distribute any software incorporated in Products solely for use by the End Customers in the Territory in and in connection with their use of Products and always subject to such End Customers abiding by the terms of Supplier’s End-User License Agreement included in Supplier’s Terms.

20.2	Documentation License Grant. Supplier hereby grants to NEC XON a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to:

20.2.1

reproduce or transmit documentation Supplier provides NEC XON for marketing, selling, and distributing the Products (provided such documentation is not modified and Supplier’s proprietary notices are not removed); and

20.2.2	reproduce and transmit any user manuals and other documentation Supplier creates for customers in connection with the Products.

20.3

Supplier Trademark License Grant. Supplier hereby grants to NEC XON a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use Supplier’s name, trademarks, logos, and other identifying information on marketing literature, advertising, promotions, customer information, and programs NEC XON creates in connection with the Products, subject to Supplier’s written approval as well as guidelines for use, in each instance.

20.4

Trademark Use. NEC XON shall comply with all of Supplier’s policies regarding the use and display of Supplier’s name, trademarks, logos, and other identifying information that Supplier provides to NEC XON in writing.

21	Compliance with Laws.

Each Party shall:

21.1	At its own expense comply with all applicable Laws relating to the subject matter of the Agreement and in the performance of its duties under this Agreement, and

21.2	notify the other Party if it becomes aware of any non-compliance in connection with this clause 21.

Distributor Agreement

Export Controls:

A. It is expressly understood that this Agreement, and all obligations arising hereunder are subject to U.S. Government export control laws and regulations, as amended, including without limitation, the requirement to obtain necessary approvals and licenses prior to the acceptance of any Purchase Orders, or the export of Products hereunder. Such shall also apply, by way of example only, to spare parts, warranty items delivered by Supplier in connexion with the Products, and the in-country transfer or re-export of any such Products by Distributor or an End Customer thereafter. Any Products purchased by or provided to Distributor, including any technical data or documentation pertaining thereto, shall not be sold, leased or assigned, transferred, conveyed or in any manner disposed of, either directly or indirectly, without the prior written approval of the United States Government, in accordance with U.S. Law.

B. Each Party agrees to use reasonable efforts to obtain all necessary U.S Government approvals or licenses for the export and/or import of the Products hereunder for resale within the Territory. Distributor agrees to provide timely and accurate End User Statements to Supplier, as appropriate, prior to Supplier’s application for export license and submission of this Agreement to the appropriate U.S. Government Authority to secure the appropriate export approval

C. Supplier shall be excused from performance, and not be liable for damages, including the assessment of late deliveries penalties, for failure to deliver the Products hereunder resulting from the U.S Government’s delay, denial, or withdrawal of approval to export Products to Distributor or an End Customer.

D. If Supplier has reason to believe that NEC XON has misrepresented, or failed to properly disclose, any fact regarding end use, End Customers or country of ultimate destination or any other information supplied or requested pursuant to the End Use Statement, Supplier may without liability to NEC XON terminates this Agreement for default immediately and discontinue all performance hereunder.

E. NEC XON is responsible for obtaining any necessary import licences or permits required for the entry of the Products into the Territory or their delivery to NEC XON. Further, NEC XON is responsible for any customs, duties, clearance charges, taxes, brokers’ fees and other amounts payable in connection with the importation and delivery of the Products into the Territory.

22	Data Protection

All personal data contained in this Agreement shall be processed in accordance with the relevant data protection laws in force in the Territory.

23	Compliance With Code of Conduct:

By entering into this agreement, the Supplier hereby confirms its compliance with the NEC Group’s Code of Conduct Policy, which can be found at https://www.nec.xon.co.za/wp-content/uploads/2022/02/Code-of-Conduct.pdf. NEC undertakes to comply at all times with Supplier’s Code of Conduct available at : https://investors.aviatnetworks.com/code-conduct-0 and as may be updated by Supplier from time to time.

24	Confidentiality Obligations.

24.1	Each Party (“Recipient”) undertakes to the other Party (“Disclosing Party”) that:

24.1.1

it will treat all Confidential Information as confidential and will not disclose such Confidential Information to any third Party, other than its auditors and other professional advisers, without the Disclosing Party’s prior written consent;

24.1.2

if it discloses any Confidential Information to its auditors and other professional advisors, it will ensure that such auditors and professional advisors are bound by obligations of confidentiality no less onerous than those contained in this clause 24;

Distributor Agreement

24.1.3

it will only disclose the Confidential Information to those of its employees, contractors and agents who require such Confidential Information to perform their duties and all such employees, contractors and agents will be bound by obligations of confidentiality no less onerous than those contained in this clause 24; and

24.1.4	will not use such Confidential Information other than for the purposes of this Agreement.

24.2	The provisions of clause 24.1 shall not apply to Confidential Information which:

24.2.1	was developed by Recipient independently of the Confidential Information disclosed by the Disclosing party which can be verified by independent evidence; or

24.2.2	has been or becomes now or in the future published in the public domain without breach of this Agreement or breach of a similar agreement by a third party; or

24.2.3	is disclosed or used by Recipient after receiving express written consent from an authorized representative of the Disclosing party to disclose or use; or

24.2.4

is required to be disclosed by law or in terms of a court order of a court of competent jurisdiction or otherwise in accordance with any direction or request issued by any governmental or regulatory body, in which event the recipient shall (i) only disclose such of the Confidential Information as is strictly required; (ii) use its reasonable endeavours to seek confidential treatment of such Confidential Information; and (iii) notify the disclosing Party as soon as reasonably possible (and if possible prior to any disclosure) of its obligation to so disclose.

24.3	The obligations contained in this clause 24 shall survive termination of this Agreement.

25	Publicity

25.1

Consent. Save for the use as set out in this Agreement, neither Party will use the other Party’s name, logo, or trademarks, or issue any press release or public announcement regarding this Agreement, without the other Party’s written consent, unless specifically permitted under this Agreement or required by Law.

25.2

Cooperation. The Parties shall cooperate to draft all appropriate press releases and other public announcements relating to the subject matter of this Agreement and the relationship between the Parties.

26	Force Majeure

26.1

Notwithstanding any other provision of this Agreement, neither Party shall be deemed to be in breach of this Agreement or otherwise liable to the other Party (or its Affiliates) as a result of any delay or other failure in the performance of its obligations under this Agreement (other than an obligation to pay money, including the Fees) if and to the extent that such delay or other failure is caused by an event or circumstance which was unforeseeable and not within the reasonable control of the Party concerned (“Force Majeure Event”). The Party affected by a Force Majeure event shall be granted with an equitable extension of time for performance of the relevant obligation(s) provided that it complies with clause 26.2.

26.2	A Party whose performance of its obligations under this Agreement is delayed or prevented by a Force Majeure Event shall:

Distributor Agreement

26.2.1	notify the other Party of the nature, extent, effect and likely duration of the circumstances constituting the Force Majeure Event as soon as reasonably practicable; and

26.2.2	after cessation of the Force Majeure Event, as soon as reasonably practicable notify the other Party thereof and resume full performance of its obligations under this Agreement.

27	Non-Solicitation

27.1

Neither Party shall, whether directly or indirectly and whether for its own benefit or the benefit of any third party, at any time while this Agreement is in force and for a period of 12 (twelve) months from the date on which this Agreement terminates encourage, entice, induce, solicit, offer employment or employ any person employed by the other Party who has had a material role in the performance of this Agreement, other than via a job advertisement to the general public.

28	Termination

28.1	Termination for Material Breach. Each Party may terminate this Agreement with immediate effect by delivering written notice of the termination to the other Party, if:

28.1.1

the other Party fails to materially perform, has made or makes any material inaccuracy in, or otherwise materially breaches, any of its obligations, covenants, or representations in this Agreement; and

28.1.2

such failure, inaccuracy, or breach is either non-remediable or continue unremedied for a period of more than 14 (fourteen) Business Days’ after the injured Party delivers notice to the breaching Party reasonably detailing the breach.

28.2

Termination for Insolvency. If either Party becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, the other Party may terminate this Agreement with immediate effect by delivering notice of the termination to the first Party.

28.3

Termination due to Force Majeure. If due to Force Majeure, a Party is or shall be unable to perform a material obligation under this Agreement or is delayed or prevented from performing its obligations for a continuous period exceeding 90 Business Days or a total of more than 180 Business Days in any year, NEC XON may terminate this Agreement with immediate effect by delivering notice of the termination to the Supplier.

28.4

Termination for convenience. Either Party shall be entitled to terminate this Agreement without cause and without liability to the other Party by observing a 12 months’ prior written notice if such termination occurs during the Initial Term and an additional two (2) months period per Renewal Term if the termination occurs during a Renewal Term.

29	Effect of Termination

29.1	Termination of Obligations.

29.2	On termination for any reason or expiry of this Agreement, the following shall occur:

a.

NEC XON shall cease to represent itself as Supplier’s authorized distributor, cease to use Supplier’s trademarks, and promptly return to Supplier any demonstration equipment or Products not intended for sale.

Distributor Agreement

b.

Except for termination for cause, Supplier agrees to fill NEC XON’s Purchase Orders accepted by Supplier prior to the effective date of termination, provided that NEC XON can and will comply with all provisions of the Agreement, and NEC XON agrees to make full payment for such Purchase Orders, all in accordance with this Agreement, to the same extent as if termination had not occurred. Supplier’s acceptance of any Purchase Orders from NEC XON after the effective date of termination (or payment therefor), will not have the effect of renewing, or extending the Term of this Agreement.

c.

Neither Supplier nor NEC XON shall be liable to the other by reason of expiration or termination of this Agreement including, without limitation, any liability for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases, or commitments made in connection with the business or goodwill of Supplier or NEC XON, or otherwise.

29.3

No Further Liability. On termination or expiration of this Agreement, neither Party will be liable to the other Party, except for liability that arose before the termination or expiration of this Agreement.

29.4

Continued Assistance. Subject to the issuance by NEC XON of one or more Purchase Orders for Support Services, the scope and terms of which shall be agreed between the Parties, the Supplier shall provide such assistance as NEC XON may reasonably require after the termination or expiry of this Agreement.

29.5

Return or Destroy of Materials Confidential Information. Each Party shall promptly cease to use and shall return or (at the other Party’s reasonable request) securely destroy all Confidential Information and other equipment, materials and property of the other Party then in its possession or control in connection with the supply of the Products and Support Services under this Agreement and shall on request certify in writing that this has been done.

29.6

Continuing Provisions. Any provision of this Agreement which expressly or by implication is intended to continue in force after termination shall do so notwithstanding termination or expiry of this Agreement.

30	Indemnification

30.1

Indemnification : Each Party (“Indemnifying Party”)shall indemnify, hold harmless, and defend the other Party (“Indemnified Party”) and Indemnified Party’s affiliates against any and all losses, damages, actions, judgments, or expenses of whatever kind, including attorneys’ fees, fees, and other costs of defending or enforcing its indemnification rights under this Agreement, (collectively, “Losses”), arising out of or relating to any third-party claim relating to or alleging:

30.1.1	a breach of any provision of this Agreement by Indemnifying Party or Indemnifying Party’s representatives;

30.1.2

any negligence or act or omission, wilful misconduct, or other tortious conduct of Indemnifying Party or Indemnifying Party’s representatives, including any resulting bodily injury, death of any person, or damage to real or tangible personal property;

30.1.3	any promotion, demonstration, implementation, or integration made by Indemnifying Party and not expressly directed by Indemnified Party infringes any Intellectual Property Right of a third party;

Distributor Agreement

30.1.4	a purchase of the Products by any person or entity purchasing Indemnifying Party or Indemnifying Party’s representatives and not directly relating to a claim of Limited Warranties breach;

30.1.5	any representations or statements made by Indemnifying Party or Indemnifying Party’s representatives not specifically authorized by Indemnified Party herein or in writing;

30.1.6	any failure by Indemnifying Party or Indemnifying Party’s representatives to comply with any applicable laws;

30.1.7

a breach by Indemnifying Party or Indemnifying Party’s representatives of its agreement with a third party as a result of, or in connection with, entering into, performing under, or terminating this Agreement; or

30.1.8	incidental or consequential damages of any kind.

30.2	Exclusions. Neither Party will be required to indemnify the other Party against losses to the extent such losses are caused or contributed to by the other Party.

31	Limitation on Liability

31.1	Nothing in the Agreement limits any liability which cannot legally be limited, including liability for: (a) death or personal injury caused by negligence; or (b) fraud or fraudulent misrepresentation.

31.2

Subject to clause 31.1, Each Party’s total liability to the other Party (“Aggrieved Party”) or any third party claiming through the Aggrieved Party shall not exceed the actual value of Purchase Orders issued to Supplier by NEC XON under this Agreement in the 12 (twelve) months immediately preceding the date upon which the claim arose. Each Party’s total and liability includes liability in contract, tort (including negligence), breach of statutory duty, or otherwise, arising under or in connection with the Agreement.

31.3

Notwithstanding any provision to the contrary of this Agreement, the following types of loss are wholly excluded: (a) loss of revenue, (b) loss of profits, (c) loss of sales or business, (d) loss of agreements or contracts, (e) loss of use, (f) loss of anticipated savings, (g) loss of or damage to goodwill, (h) lost or corrupted data, (i) losses resulting from system shutdown, failure to accurately transfer, read or transmit information, failure to update or provide correct information, (j) system incompatibility or providing incorrect compatibility information, (k) breaches in system security, and (l) special, indirect, incidental, punitive or consequential losses of any party, including third parties, even if Supplier has been advised of the possibility of such losses. The exclusions stated in this clause 31.3 shall apply to any claim or cause of action whether in contract or tort (including negligence, strict liability or breach of warranty).

31.2

This clause shall survive the termination or expiration of this Agreement. Save in the event of claims for loss of life and personal injury due to negligence or wilful misconduct of either Party or for fraud or fraudulent misrepresentation, neither Party will in any event be liable in any way for any indirect, special or consequential damages, including but not limited to, lost business and lost profits, lost business opportunities, loss of anticipated savings, loss of goodwill or loss of data.

Distributor Agreement

32	Anti-Corruption Obligation

32.1

Each Party shall not, and shall procure that its employees and agents shall not, offer, give or agree to give any person, or accept or agree to accept from any person, whether for itself or on behalf of another, any gift, payment, consideration, financial or non-financial advantage or benefit of any kind, which constitutes an illegal or corrupt practice under the laws of any country, either directly or indirectly in connection with this Agreement, or otherwise than in connection with this Agreement (the “Anti-Corruption Obligation”).

32.2	Each Party shall immediately disclose in writing to the other Party details of any breach of the Anti-Corruption Obligation. This is an ongoing obligation.

32.3	Each Party shall:

32.3.1	always maintain strict compliance with the Anti-Corruption Obligation;

32.3.2	monitor its employees, agents and sub-contractors who are acting in connection with this Agreement to ensure compliance with the Anti-Corruption Obligation; and

32.3.3	make clear, in all its dealings in connection with this Agreement, that it is required by the other Party to act, and is acting, in accordance with the Anti-Corruption Obligation.

32.4

Any breach of this clause 32 by a Party shall entitle the other Party to immediately terminate this Agreement by delivering notice of the termination to the Party in breach and the Party in breach hereby indemnifies the other Party in full for any damages and losses of any nature incurred, caused, arising out of or in connection to such breach.

33	General Provisions

33.1

Entire Agreement. The Parties intend that this Agreement, together with all attachments, schedules, exhibits, and other documents that both are referenced in this Agreement and refer to this Agreement:

33.1.1	represent the final expression of the Parties’ intent relating to the subject matter of this Agreement;

33.1.2	contain all the terms the Parties agreed to relating to the subject matter; and

33.1.3	replace all of the Parties’ previous memorandums of understanding, discussions, understandings and agreements relating to the subject matter of this Agreement.

33.2	Counterparts

33.2.1	Signed in Counterparts. This Agreement may be signed in any number of counterparts.

33.2.2	All Counterparts Original. Each counterpart when signed and dated is an original.

33.2.3	Counterparts Form One Document. Together, all counterparts shall constitute one single document.

33.2.4

Electronic exchange. Each Party may evidence their signature of this Agreement by transmitting by email a signed signature page of this Agreement in PDF format together with the final version of this Agreement in PDF or Word format, which shall constitute an original signed counterpart of this Agreement.

Distributor Agreement

33.3

Severability. If any part of this Agreement is declared illegal, unenforceable or invalid, the remainder will continue to be legal, valid and enforceable. If any provision of this Agreement (or part of any provision) is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if some part of it was deleted or modified, the provision or part-provision in question shall apply with such deletions or modifications as may be necessary to make the provision legal, valid and enforceable. In the event of such deletion or modification, the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable alternative provision.

33.4	Amendment. This Agreement can be amended only by a writing signed by both Parties.

33.5	Waiver

33.5.1

Affirmative Waivers. No Party’s failure, delay or neglect to enforce any rights, power or remedy provided by law or under this Agreement will operate as a waiver of that Party’s right, power or remedy nor shall it preclude or restrict any future exercise of that or any other right, power or remedy.

33.5.2

Written Waivers. A waiver of any term, provision, condition or breach of this Agreement is only effective if it is in writing and signed by the Party granting the waiver and then only in the instance and for the purpose for which it is given.

33.5.3

No Course of Dealing. No single or partial exercise of any right, power or remedy provided by law or under this Agreement will preclude any further exercise of it or the exercise of any other right, power or remedy.

33.6

No Relationship. Save for the provisions set out in this Agreement, nothing herein creates any special relationship between the Parties, such as a partnership, joint venture, or employee/employer relationship between the Parties.

33.7

No Authority. Save for the provisions set out in this Agreement, neither Party will have the authority to, and will not, act as agent for or on behalf of the other Party or represent or bind the other Party in any manner.

33.8

Assignment. Neither Party may assign this Agreement or any of their rights or obligations under this Agreement without the other Party’s written consent, such consent shall not be unreasonably withheld; provided, that the Supplier may assign to one or more of its affiliates, provided that such affiliate and the Supplier are jointly and severally liable for all of the Supplier’s obligations under this Agreement. Notwithstanding the foregoing, NEC XON may perform any of its obligations and exercise any of its rights granted under this Agreement through any Affiliate, provided that it gives Supplier prior written notice of such arrangement, including the identity of the relevant Affiliate. NEC XON acknowledges and agrees that any act or omission of its Affiliate in relation to NEC XON’s rights or obligations under this Agreement shall be deemed to be an act or omission of NEC XON itself.

33.9	Further Assurance. Each Party shall do all acts and execute all documents which are necessary to give full effect to this Agreement.

33.10

Conflict. In the event of any conflict between this Agreement and its Annexures or between this Agreement and any other terms of a Purchase Order, the provisions of this Agreement (including Supplier’s Terms incorporated by reference into this Agreement) shall prevail.

Distributor Agreement

33.11

Costs and expenses. Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, signature and performance of this Agreement (and any documents referred to in it).

33.12	Language. The language of this Agreement is English. All documents, notices, waivers, variations and other written communications relating to this Agreement shall be in English.

33.13	Third party rights. Except as expressly provided for in this Agreement, a person who is not a party to this Agreement shall not have any rights to enforce any of the provisions of this Agreement.

33.14	Notices

33.14.1

Method of Notice. The Parties shall give all notices and communications between the Parties in writing by: (i) personal delivery; (ii) a nationally-recognized, next-day courier service; (iii) first-class registered or certified mail, postage prepaid; or (iv) electronic mail to the Party’s address specified in this Agreement, or to the address that a Party has notified to be that Party’s address for the purposes of this section.

33.14.2	Receipt of Notice. A notice given under this Agreement will be effective on

33.14.2.1	the other Party’s receipt of it; or

33.14.2.2	if mailed, the earlier of the other Party’s receipt of it and the fifth business day after mailing it.

33.15	Dispute Resolution

33.15.1

Arbitration. Any dispute or controversy arising out of or in connection with this Agreement will be settled by arbitration in Gauteng according to the rules of the Arbitration Foundation of Southern Africa then in effect, and by 1 (one) arbitrator.

33.15.2	Judgment. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

33.15.3	Arbitrator’s Authority. The arbitrator will not have the power to award any punitive or consequential damages.

33.16	Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of England and Wales.

33.17	Domicilium Citandi ex Executandi

33.17.1

Any notice in terms of this Agreement may be hand delivered to the physical address of the Parties, in which event proof of acknowledgment shall be endorsed upon a copy of the notice, together with the name of the recipient and date of receipt, or may be sent by registered post to the nominated postal addresses of the Parties, in which event proof of postage issued by the relevant postal authority will serve as proof.

33.17.2

The Parties respectively choose their domicilium citandi ex executandi for all purposes under this Agreement, whether in respect of notices or other documents or communications of whatsoever nature at the following addresses:

Distributor Agreement

Supplier:	Physical Address	Postal Address
	51 Changi Business Park	ShentonWay#18-01,
	Central 2, #08-03	SGX CentreI,Singapore
	The Signature	Singapore068804

Facsimile number: […]

Email Address: […]

NEC XON:	Physical Address	Postal Address

	Old Mint Park	PO Box 6973
	1 Mints Street	Halfway House
	Louwlardia	1685
1683

Facsimile number: […]

Email Address: […]

SIGNATORIES IN EXECUTION

SIGNED at Midrand on this 12 day of November 2023 in the presence of the undersigned witness

/s/ Mbali Mzimela	/s/ Kavish Naidoo
As witness	for and on behalf of the NEC XON SYSTEMS (PTY) LTD (who warrants that he/she is duly authorised)
Name: Mbali Mzimela	Name: Kavish Naidoo (Director)

SIGNED at Austin, TX on this 30 day of November 2023 in the presence of the undersigned witness

/s/ Didier Mbayo	/s/ Erin Boase
As witness	for and on behalf of AVIAT NETWORKS (S) PTE.LTD (who warrants that he/she is duly authorised)
Name: Didier Mbayo	Name: Erin Boase

[Signature Page to South Africa Distribution Agreement]

Distributor Agreement

Annexure A – List of Products, Services and Discounts

[Intentionally omitted]